Exhibit 99.1

APPLE HOSPITALITY REIT, INC.
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Effective September 1, 2016, Apple Hospitality REIT, Inc. (the “Company” or “Apple Hospitality”), completed its previously announced merger with Apple REIT Ten, Inc. (“Apple Ten”) (the “merger”), which merger and related transaction proposals were approved by each company’s respective shareholders, as applicable, on August 31, 2016.  Pursuant to the Agreement and Plan of Merger entered into on April 13, 2016, as amended on July 13, 2016 (the “Merger Agreement”), Apple Ten merged with and into 34 Consolidated, Inc., a wholly-owned subsidiary of the Company (“Acquisition Sub”), at which time the separate corporate existence of Apple Ten ceased and Acquisition Sub became the surviving corporation in the merger.  Acquisition Sub was formed solely for the purpose of engaging in the merger and had not conducted any prior activities.  Immediately following the effective time of the merger, the name of Acquisition Sub was changed to Apple REIT Ten, Inc.  As a result of the merger, the Company acquired the business of Apple Ten, a real estate investment trust, which immediately prior to the effective time of the merger, owned 56 hotels located in 17 states with an aggregate of 7,209 rooms.

Upon completion of the merger, each issued and outstanding unit of Apple Ten (consisting of a common share and related Series A preferred share) (each, an “Apple Ten unit”) was converted into the right to receive (i) 0.522 (the “unit exchange ratio”) Apple Hospitality common shares, with cash in lieu of fractional shares, and (ii) $1.00 in cash, and each issued and outstanding Series B convertible preferred share of Apple Ten was converted into the right to receive (i) a number of Apple Hospitality’s common shares equal to 12.11423 multiplied by the unit exchange ratio, with cash in lieu of fractional shares, and (ii) an amount in cash equal to 12.11423 multiplied by $1.00, resulting in the issuance of a total of approximately 48.7 million common shares of the Company and a total payment of approximately $93.6 million in cash, including $0.2 million for fractional shares, to Apple Ten shareholders.  Based on the closing price of Apple Hospitality’s common shares on August 31, 2016, the aggregate value of the merger consideration paid to former Apple Ten shareholders was approximately $1.0 billion.  The Company’s common shares totaling 174.7 million prior to the merger remained outstanding following the merger.  Also, as a result of the merger, Apple Hospitality, through its wholly-owned subsidiary assumed all of Apple Ten’s assets and liabilities at closing.

As contemplated in the Merger Agreement, in connection with the completion of the merger, the advisory and related party arrangements with respect to Apple Ten and its advisors were terminated.

With the completion of the merger, Apple Hospitality owns 236 hotels with an aggregate of 30,299 rooms located in 33 states.

The following unaudited pro forma condensed consolidated financial statements reflect the financial condition and results of operations of Apple Hospitality, after giving effect to the merger and certain transactions directly associated with the merger. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2015 and for the six months ended June 30, 2016 give effect to the merger and associated transactions as if they had occurred on January 1, 2015.  The unaudited pro forma condensed consolidated balance sheet gives effect to the merger and associated transactions as if they had occurred on June 30, 2016.

The unaudited pro forma condensed consolidated financial statements have been prepared by applying the acquisition method of accounting to the merger with Apple Hospitality being treated as the acquirer in accordance with Accounting Standards Codification 805, Business Combinations. These unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by Apple Hospitality’s management; however, they are not necessarily indicative of what Apple Hospitality’s financial condition and results of operations actually would have been if the merger and associated transactions had been consummated as of the dates indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods.

In applying the acquisition method of accounting, the merger consideration was allocated to the assets acquired and liabilities assumed from Apple Ten based on their respective acquisition date fair values.  The allocation of the merger consideration reflected in these unaudited pro forma condensed consolidated financial statements has not been finalized and is based upon preliminary estimates of fair values, which is based on estimates and certain information that is currently available.  A final determination of fair values of the assets acquired and liabilities assumed is in the process of being performed, which is anticipated to be completed during 2016, and will be based on the final valuations of the assets and liabilities that existed as of the date of completion of the merger.  The completion of the final valuations and the allocation of the merger consideration could cause significant differences in the information presented.

Assumptions and estimates underlying the adjustments to the underlying unaudited pro forma condensed consolidated financial statements are described in the accompanying notes.  The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are directly attributable to the merger and are factually supportable.  The unaudited pro forma condensed consolidated statements of operations include only pro forma adjustments that have a continuing impact, while the unaudited pro forma condensed consolidated balance sheet includes the impact of nonrecurring items such as transaction costs.

As more fully described in the notes to the unaudited pro forma condensed consolidated financial statements, certain reclassifications have been made in the unaudited pro forma condensed consolidated financial statements to conform the presentation of Apple Hospitality’s and Apple Ten’s historical financial position and operating results.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the Apple Hospitality and Apple Ten respective audited consolidated financial statements and related notes thereto as of and for the year ended December 31, 2015, included in the respective Annual Reports on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and respective unaudited consolidated financial statements and related notes thereto as of and for the six months ended June 30, 2016, included in the respective Quarterly Reports on Form 10-Q filed with the SEC.

Apple Hospitality REIT, Inc.
Unaudited Pro Forma Condensed Consolidated Balance Sheet
June 30, 2016
(in thousands)

	Apple Hospitality Historical	Apple Ten Historical	Pro Forma Adjustments		Apple Hospitality Pro Forma
Assets
Investment in real estate, net	$3,603,695	$947,813	$347,608	(B)	$4,899,116
Cash and cash equivalents	21,614	-	-		21,614
Restricted cash-furniture, fixtures and other escrows	20,729	11,416	(154)	(B)	31,991
Due from third party managers, net	45,093	14,283	(2,403)	(B)	56,973
Other assets, net	34,335	8,003	2,434	(B)	44,772
Total Assets	$3,725,466	$981,515	$347,485		$5,054,466

Liabilities
Revolving credit facility	$155,600	$105,200	$99,490	(B)(C)	$360,290
Term loans	470,411	-	-		470,411
Mortgage debt	396,641	158,401	(6,516)	(B)	548,526
Accounts payable and other liabilities	77,245	14,280	38,459	(A)(B)	129,984
Total liabilities	1,099,897	277,881	131,433		1,509,211

Shareholders’ Equity
Preferred stock	-	-	-		-
Series A preferred stock	-	-	-		-
Series B preferred stock	-	48	(48)	(D)	-
Common stock	3,506,613	856,098	99,988	(D)	4,462,699
Accumulated other comprehensive loss	(14,252)	-	-		(14,252)
Distributions greater than net income	(866,792)	(152,512)	116,112	(A)(E)	(903,192)
Total Shareholders’ Equity	2,625,569	703,634	216,052		3,545,255
Total Liabilities and Shareholders’ Equity	$3,725,466	$981,515	$347,485		$5,054,466

See the accompanying notes to unaudited pro forma condensed consolidated financial statements.

Apple Hospitality REIT, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the year ended December 31, 2015
(in thousands, except per share data)

	Apple Hospitality Historical	Apple Ten Historical	Pro Forma Adjustments		Apple Hospitality Pro Forma
Revenues:
Room	$821,733	$241,712	$-		$1,063,445
Other	76,581	20,383	-		96,964
Total revenue	898,314	262,095	-		1,160,409

Expenses:
Operating	227,915	63,619	-		291,534
Hotel administrative	69,526	20,680	-		90,206
Sales and marketing	71,009	21,000	-		92,009
Utilities	32,668	8,753	-		41,421
Repair and maintenance	36,886	9,375	-		46,261
Franchise fees	38,003	11,330	-		49,333
Management fees	31,074	9,087	-		40,161
Property taxes, insurance and other	46,023	15,370	-		61,393
Ground lease	9,996	895	51	(F)	10,942
General and administrative	19,552	6,980	-	(G)	26,532
Transaction costs	7,181	2,763	-		9,944
Loss on impairment of depreciable real estate assets	45,000	-	-		45,000
Depreciation	127,449	35,419	765	(H)	163,633
Total expenses	762,282	205,271	816		968,369
Operating income	136,032	56,824	(816)		192,040
Interest and other expense, net	(33,132)	(9,063)	(535)	(I)	(42,730)
Gain on sale of real estate	15,286	-	-		15,286
Income before income taxes	118,186	47,761	(1,351)		164,596
Income tax benefit (expense)	(898)	27	-		(871)
Net income	$117,288	$47,788	$(1,351)		$163,725

Basic and diluted net income per common share	$0.65	$0.53	n.a.		$0.71

Weighted average common shares outstanding - basic and diluted	180,261	89,935	(41,205)	(K)	228,991

See the accompanying notes to unaudited pro forma condensed consolidated financial statements.

Apple Hospitality REIT, Inc.
Unaudited Pro Forma Condensed Consolidated Statement of Operations
For the six months ended June 30, 2016
(in thousands, except per share data)

	Apple Hospitality Historical	Apple Ten Historical	Pro Forma Adjustments		Apple Hospitality Pro Forma
Revenues:
Room	$443,490	$130,918	$-		$574,408
Other	38,633	10,795	-		49,428
Total revenue	482,123	141,713	-		623,836

Expenses:
Operating	118,288	33,343	-		151,631
Hotel administrative	37,055	11,043	-		48,098
Sales and marketing	37,915	11,387	-		49,302
Utilities	15,319	4,051	-		19,370
Repair and maintenance	18,689	5,042	-		23,731
Franchise fees	20,378	6,135	-		26,513
Management fees	16,984	5,172	-		22,156
Property taxes, insurance and other	25,528	8,700	-		34,228
Ground lease	4,972	632	31	(F)	5,635
General and administrative	9,888	3,646	-	(G)	13,534
Transaction costs	1,409	2,545	(3,123)	(J)	831
Depreciation	67,308	18,921	17	(H)	86,246
Total expenses	373,733	110,617	(3,075)		481,275
Operating income	108,390	31,096	3,075		142,561
Interest and other expense, net	(18,363)	(5,447)	(377)	(I)	(24,187)
Income before income taxes	90,027	25,649	2,698		118,374
Income tax expense	(623)	(672)	-		(1,295)
Net income	$89,404	$24,977	$2,698		$117,079

Basic and diluted net income per common share	$0.51	$0.28	n.a.		$0.52

Weighted average common shares outstanding - basic and diluted	174,667	88,009	(39,279)	(K)	223,397

See the accompanying notes to unaudited pro forma condensed consolidated financial statements.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

General

Unless otherwise specified and except for per share and per unit data, all amounts referenced in the notes to these unaudited pro forma condensed consolidated financial statements are stated in thousands.

The Apple Hospitality and Apple Ten historical amounts include the reclassification of certain balances in their respective statements of operations for the year ended December 31, 2015 to conform to the post-merger Apple Hospitality presentation as described below:

•	Apple Hospitality’s transaction and listing costs and Apple Ten’s acquisition related costs have been reclassified as transaction costs;
•	Apple Ten’s ground lease expense, previously classified as a component of property taxes, insurance and other, has been reclassified to ground lease expense; and
•	Apple Ten’s investment income and interest expense, previously classified as separate components, have been reclassified to interest and other expense, net.

Merger Consideration

Upon completion of the merger, each outstanding Apple Ten unit was exchanged for a combined consideration of $1.00 in cash and 0.522 Apple Hospitality common shares, with cash in lieu of fractional shares, and each Apple Ten Series B convertible preferred share received the same consideration on an as converted basis.  The total merger consideration paid for Apple Ten’s equity was approximately $1,049,676 and was comprised of approximately $93,590 in cash (including $216 paid for fractional shares) and approximately $956,086 based on approximately 48,730 Apple Hospitality common shares issued to Apple Ten shareholders at $19.62 per common share (based on the number of outstanding Apple Ten units and Apple Ten Series B convertible preferred shares as of September 1, 2016, the effective date of the merger, and the closing price of Apple Hospitality’s common shares on August 31, 2016).  In addition, Apple Hospitality assumed all of Apple Ten’s assets and liabilities at closing.

Balance Sheet

(A) Represents the impact of merger-related costs, including advisory fees paid to third parties, and costs associated with the lawsuit related to the merger as described below, estimated to be incurred by Apple Hospitality and Apple Ten as part of the merger to the extent such costs are not yet included in the respective historical financial statements for the six months ended June 30, 2016.  Apple Ten’s estimated remaining merger costs of $4,100 have been reflected as an increase in accounts payable and other liabilities and are considered part of the purchase price allocation as discussed in Note (B) below.  Apple Hospitality’s estimated remaining merger costs as of June 30, 2016 of $36,400 (including approximately $33,800 of costs incurred to defend and reflect the proposed settlement of a lawsuit related to the merger) have been reflected as an addition to accounts payable and other liabilities and distributions greater than net income.  Apple Hospitality is a party to a derivative action commenced by a former shareholder of Apple Ten in connection with the merger.  On November 2, 2016, the parties reached an agreement in principle to settle the litigation for $32,000, which settlement remains subject to final court approval.  The Company anticipates that, should a settlement be completed, approximately $10,000 to $15,000 of the settlement amount would be funded from insurance proceeds and other parties to the settlement.  However, since specific amounts have not been agreed to, these anticipated amounts have not been deducted from the estimated remaining merger costs as of June 30, 2016.

(B) Represents adjustments to Apple Ten’s unaudited consolidated balance sheet as of June 30, 2016 to record the assets and liabilities of Apple Ten at their preliminary fair value estimates as of September 1, 2016, the effective date of the merger.  A preliminary estimated purchase price allocation was performed using the value of the total merger consideration paid by Apple Hospitality as described above.  The estimated purchase price allocation is based upon valuations and other analyses described below that are currently being finalized.  The Company engaged a third party valuation firm to assist in this analysis.  The methodologies and significant inputs and assumptions used in deriving estimates of fair value vary and are based on the nature of the tangible or intangible asset acquired or liability assumed.  The fair value of land, building and improvements, furniture, fixtures and equipment, and identifiable intangible assets was developed based on the cost approach, market approach or income approach depending on available information and was compared to a secondary approach when possible.  The fair value of debt was estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would be available to the Company for the issuance of debt with similar terms and remaining maturities.  Significant inputs and assumptions associated with these approaches include estimates of future operating cash flows and discount rates based on an evaluation of both observable market data (categorized as Level 2 inputs under the fair value hierarchy) and unobservable inputs that reflect the Company’s own internal assumptions and calculations (categorized as Level 3 inputs under the fair value hierarchy).  The Company is in the process of finalizing its valuation of the acquired assets and liabilities assumed in the merger, which valuation is expected to be completed during 2016.  Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements.  Final estimates of fair value may be significantly different from these preliminary estimates.

The following provides a summary of the adjustments to Apple Ten’s unaudited consolidated balance sheet as of June 30, 2016 to reflect the preliminary fair values as of September 1, 2016 by major category:

	Book Value as of June 30, 2016	Purchase Accounting Adjustments	Total Preliminary Value as of September 1, 2016
Investment in real estate, net (1)	$947,813	$347,608	$1,295,421
Restricted cash-furniture, fixtures and other escrows (2)	11,416	(154)	11,262
Due from third party managers, net (2)	14,283	(2,403)	11,880
Other assets, net (3)	8,003	2,434	10,437
Revolving credit facility (4)	(105,200)	(5,900)	(111,100)
Mortgage debt (5)	(158,401)	6,516	(151,885)
Accounts payable and other liabilities (6)	(14,280)	(2,059)	(16,339)
Fair value estimate of net assets acquired (total consideration paid)			$1,049,676

(1)	The preliminary fair value of Apple Ten’s real estate investments as of September 1, 2016 was estimated in more detail as follows:

Balance at 9/1/2016
Land	$151,200
Building & improvements	1,065,859
Furniture, fixtures and equipment	75,445
Franchise fees	2,917
Total	$1,295,421

Apple Ten’s historical accumulated depreciation has been eliminated since the assets are presented at estimated fair value.

(2) These assets were adjusted to reflect the carrying amounts assumed by Apple Hospitality on September 1, 2016.  The estimated fair values of these assets were determined to approximate their carrying values due to their short-term nature.

(3) Other assets, net were adjusted to reflect the amounts assumed by Apple Hospitality on September 1, 2016.  Other assets, net increased primarily as a result of a net increase in acquired intangible assets relating to favorable in-place ground leases, which was partially offset by a reduction in the carrying value of Apple Ten’s other assets as of September 1, 2016, as compared to June 30, 2016, including (i) the elimination of Apple Ten’s 26% equity interest in Apple Air Holding, LLC acquired by Apple Hospitality in the merger and previously presented as an equity method investment on Apple Ten’s balance sheet, and (ii) the removal of unamortized debt issuance costs relating to Apple Ten’s revolving credit facility, which was paid in full on September 1, 2016 with borrowings under Apple Hospitality’s revolving credit facility.

(4) The Apple Ten revolving credit facility has been adjusted to the amount assumed and extinguished by Apple Hospitality on September 1, 2016.  The outstanding balance was repaid at its book value; no prepayment penalties or termination fees were incurred as part of this extinguishment.  As such, the outstanding principal balance was deemed equal to fair value as of September 1, 2016.

(5) Mortgage debt has been adjusted to the fair value of the mortgages assumed by Apple Hospitality on September 1, 2016.  The fair value of the mortgage debt was estimated by discounting the future cash flows of each instrument at estimated market rates consistent with the maturity, credit terms, and credit characteristics of the debt obligation.

(6)  Accounts payable and other liabilities has been adjusted to the amounts assumed by Apple Hospitality on September 1, 2016.  Accounts payable and other liabilities increased primarily as a result of increases in the carrying value of Apple Ten’s accounts payable and other liabilities as of September 1, 2016, as compared to June 30, 2016, including Apple Ten’s accrued merger related costs as described in (A) above.  These increases were partially offset by the elimination of (i) accrued straight-line rent related to ground leases that was previously presented on the balance sheet of Apple Ten and (ii) Apple Ten’s non-controlling interest in Apple Air Holding, LLC that was acquired by Apple Hospitality in the merger that was previously presented in accounts payable and other liabilities on the balance sheet of Apple Hospitality.

(C) Represents the total cash consideration paid to Apple Ten shareholders of $93,590, which was funded with borrowings under Apple Hospitality’s revolving credit facility.  Total cash consideration is calculated as follows:

Cash Consideration Paid to Apple Ten Shareholders
Units as of 9/1/2016	87,559
Series B convertible preferred shares (on an as converted basis)	5,815
Total shares eligible for cash consideration	93,374
Cash paid per Unit and Series B convertible preferred share as converted	$1.00
Merger cash consideration paid	93,374
Cash paid for fractional shares	216
Total cash consideration paid	$93,590

(D) Represents the following:

•	Elimination of the historical balance of Apple Ten common stock and Apple Ten Series B convertible preferred stock in connection with the acquisition of Apple Ten by Apple Hospitality; and
•
Equity consideration paid by Apple Hospitality to Apple Ten shareholders based on the unit exchange ratio indicated in the Merger Agreement and outstanding Apple Ten units and Series B convertible preferred shares as of September 1, 2016.

Pursuant to the terms of the Merger Agreement, each issued and outstanding Apple Ten unit was converted into 0.522 Apple Hospitality common shares, with cash paid in lieu of fractional shares.  The following table sets forth the calculation of the adjustments relating to the conversion of the outstanding Apple Ten units to Apple Hospitality common shares:

Conversion of Apple Ten Units
Units as of 9/1/2016	87,559
Unit exchange ratio	0.522
Apple Hospitality common shares issued to Unit holders (1)	45,695
Price per common share (2)	$19.62
Total value of Apple Hospitality common shares issued (excluding Series B convertible preferred share conversion)	$896,533

(1) Excludes fractional shares that were paid in cash to Apple Ten shareholders at closing in accordance with the Merger Agreement.
(2) Represents the fair value estimate of Apple Hospitality’s common shares, which was based on the closing price on August 31, 2016.

The acquisition of Apple Ten by Apple Hospitality resulted in the conversion of the Series B convertible preferred shares of Apple Ten into Apple Hospitality common shares.  The following table sets forth the calculation of the adjustments relating to the conversion of the Series B convertible preferred shares of Apple Ten to Apple Hospitality common shares:

Conversion of Apple Ten Series B Convertible Preferred Shares
Series B convertible preferred shares as of 9/1/2016	480
Series B convertible preferred share conversion formula to common shares	12.11423
Series B convertible preferred shares (on an as converted basis)	5,815
Unit exchange ratio	0.522
Apple Hospitality common shares issued to Series B convertible preferred shareholders (1)	3,035
Price per common share (2)	$19.62
Total value of Apple Hospitality common shares issued to Series B convertible preferred shareholders	$59,553

(1) Excludes fractional shares that were paid in cash to Apple Ten shareholders at closing in accordance with the Merger Agreement.
(2) Represents the fair value estimate of Apple Hospitality’s common shares, which was based on the closing price on August 31, 2016.

The following table summarizes all common share adjustments made:

Net Adjustment to Common Stock
Elimination of historical Apple Ten common stock balance	$(856,098)
Conversion of outstanding Apple Ten units to Apple Hospitality common shares	896,533
Conversion of Series B convertible preferred shares to Apple Hospitality common shares	59,553
Net adjustment to common stock	$99,988

(E) Represents the elimination of Apple Ten’s historical balance of distributions greater than net income in connection with the acquisition of Apple Ten by Apple Hospitality less an adjustment of $36,400 which represents Apple Hospitality’s remaining estimated merger-related costs as of June 30, 2016 as discussed in (A) above.

Statements of Operations (year ended December 31, 2015 and six months ended June 30, 2016)

(F)  Ground lease expense has been increased for Apple Ten to reflect lease expense on a straight-line basis calculated over the remaining terms of the leases from the effective date of the merger, as well as amortization relating to favorable lease intangible assets acquired that are being amortized over the remaining terms of the respective leases.  Amounts previously recorded to reflect lease expense on a straight-line basis and amortization of intangible assets have been reversed.

(G) The Company believes that the merger will create an overall savings in general and administrative expense, such as costs associated with corporate reporting, accounting and legal for two companies compared to one company.  However, the extent of these synergies is not certain, and therefore the Company has not incorporated any savings into the pro forma adjustments.

Also, in connection with the merger, the advisory and related party arrangements with respect to Apple Hospitality, Apple Ten and Apple Ten’s advisors, Apple Ten Advisors, Inc. (“A10A”) and Apple Realty Group, Inc., formerly known as Apple Suites Realty Group, Inc. (“ARG”), were terminated.  Prior to the completion of the merger, Apple Hospitality had a subcontract agreement with A10A to subcontract the obligations under the advisory agreement between A10A and Apple Ten to Apple Hospitality.  Apple Hospitality provided to Apple Ten the advisory services contemplated under the advisory agreement and received a fee and was reimbursed by Apple Ten for the use of the Company’s employees and corporate office and other costs associated with the advisory agreement.  Total advisory fees earned by Apple Hospitality from Apple Ten for the year ended December 31, 2015 and six months ended June 30, 2016 totaled approximately $2,473 and $1,212, respectively.  Additionally, Apple Hospitality provided support services to Apple Ten and its advisors, who agreed to reimburse the Company for its costs in providing these services.  Subsequent to the merger, Apple Hospitality will continue to provide support services to ARG for activities unrelated to Apple Ten.  Total reimbursed costs received by Apple Hospitality from Apple Ten for the year ended December 31, 2015 and six months ended June 30, 2016 totaled approximately $2,832 and $1,506, respectively.  Both the advisory fee and reimbursed costs are recorded as general and administrative expense for Apple Ten and as a reduction to general and administrative expense for Apple Hospitality, and therefore have no impact on the pro forma operating results.

Additionally, all of the Series B convertible preferred shares of Apple Ten were converted to Apple Hospitality common shares at the effective time of the merger.  As a result, an expense was recognized in the operating results of Apple Ten for the period immediately prior to the merger in the amount of approximately $65,320.  This conversion event does not have a continuing impact on the operating results of Apple Hospitality, therefore it has not been incorporated into the Company’s pro forma adjustments.

(H) Depreciation has been adjusted to remove historical depreciation expense for Apple Ten and to recognize depreciation expense relating to the real estate assets that have been adjusted to their estimated fair values.  The estimated depreciation expense was computed on a straight-line basis over the estimated useful lives of the related assets, which are 39 years for building & improvements, 7 years for furniture, fixtures and equipment, and 13 years for franchise fees.

(I) Interest and other expense, net has been adjusted primarily to reflect the additional borrowings under Apple Hospitality’s revolving credit facility required to fund (i) the total cash consideration of $93,590 paid to Apple Ten shareholders, (ii) Apple Hospitality and Apple Ten’s total estimated merger-related costs, and (iii) the outstanding balance of Apple Ten’s revolving line of credit during each respective period.  The additional required borrowings were reduced by the amount of cash on hand for each respective period, as applicable, and the additional interest expense was calculated using the average effective interest rate in effect on Apple Hospitality’s revolving credit facility for each respective period.  Interest has also been adjusted to include the amortization of the deferred financing costs and fair value adjustments for assumed mortgage debt discussed in (B)(5) above and to exclude amortization of previous deferred loan costs and fair value adjustments recorded by Apple Ten.  These fair value adjustments and deferred financing costs are amortized over their remaining contractual lives, which as of September 1, 2016, the weighted average remaining contractual life for the assumed mortgage debt was six years.  These increases were partially offset by the elimination of amortization of debt issuance costs for Apple Ten’s revolving credit facility, which was extinguished on September 1, 2016.

(J) Represents the reversal of transaction costs related to the merger incurred for the six months ended June 30, 2016 for Apple Hospitality and Apple Ten as these costs are directly related to the merger and will not have a continuing impact on the operating results of Apple Hospitality.

(K) Weighted average common shares outstanding has been adjusted as follows:

	Year Ended December 31, 2015	Six Months Ended June 30, 2016
Elimination of Apple Ten historical weighted average common shares outstanding	(89,935)	(88,009)
Conversion of outstanding Apple Ten units to Apple Hospitality common shares	45,695	45,695
Conversion of Series B convertible preferred shares to Apple Hospitality common shares	3,035	3,035
Net adjustment to weighted average common shares outstanding	(41,205)	(39,279)

Refer also to the discussion in (D) above.